NSAR ITEM 77C

Van Kampen American Capital High Yield Municipal Fund

(a)     A Special Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of Van Kampen American Capital High Yield Municipal Fund (the "Fund") included:

        J. Miles Branagan, Richard M. DeMartini, Linda Hutton Heagy,
        R. Craig Kennedy, Jack E. Nelson, Jerome L. Robinson, Phillip
        B. Rooney, Fernando Sisto and Wayne W. Whalen

(c)     The following were voted on at the meeting:

        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

                    For  67,086,037     Against  890,774

               Approval of New Subadvisory Agreement in the event of a change of control of the Adviser.

                    For  67,434,474      Against  917,138

        4)     For each AC Fund, to Ratify the Selection of Price
               Waterhouse LLP Independent Public Accountants for its Current Fiscal Year.

                    For  68,300,778       Against  375,969